Exhibit 1

FOR IMMEDIATE RELEASE

August 11, 2003

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice of Repurchase of Shares from the Market
(Repurchase of Shares Pursuant to the Provisions of Article 210
of the Commercial Code of Japan)

We hereby inform you that Nissin Co., Ltd. (“Nissin”) repurchased its shares from the market as follows pursuant to the provisions of Article 210 of the Commercial Code of Japan.

1.	Purchase period	August 5 through August 8, 2003
2.	Number of shares repurchased	384,000 shares
3.	Aggregate purchase price	JPY 148,239,000
4.	Method of repurchase	Market purchases through the Tokyo Stock Exchange

[Reference 1] Matters resolved at the FY 2003 ordinary general shareholders’ meeting held on June 24, 2003:

●	Type of share to be repurchased	Shares of common stock of Nissin
●	Aggregate number of shares to be repurchased	Up to 3,000,000 shares
●	Aggregate purchase price of shares	Up to JPY 2,000,000,000

[Reference 2] Matters resolved at the meeting of the board of directors held on August 4, 2003:

●	Type of share to be repurchased	Shares of common stock of Nissin
●	Aggregate number of shares to be repurchased	Up to 3,000,000 shares
●	Aggregate purchase price of shares	Up to JPY 2,000,000,000

[Reference 3] Number of shares repurchased since the resolution was passed at the ordinary general shareholders’ meeting on June 24, 2003:

●	Aggregate number of shares repurchased	384,000 shares
●	Aggregate purchase price	JPY 148,239,000

End of Document